Exhibit 10.5

LEVEL 3 COMMUNICATIONS, INC. STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AND PERFORMANCE UNIT
MASTER AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AND PERFORMANCE UNIT MASTER AWARD AGREEMENT (the “Agreement”) is dated as of July 1, 2015 (the “Effective Date”) between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and the individual whose name appears on the signature page to this Agreement (the “Participant”), an “Eligible Person” as defined in the Company’s Level 3 Communications, Inc. Stock Incentive Plan (as amended from time to time) (the “Plan”).
WHEREAS, the Company, pursuant to a grant of authority from the Compensation Committee of the Company’s Board of Directors (the “Committee”), may, from time to time, grant to the Participant one or more Restricted Stock Units (also referred to as “RSUs”) and/or Performance Units (also referred to as “PRSUs”) (each RSU and each PRSU grant being, an “Award”), as described below, pursuant to the Plan.
NOW, THEREFORE, the parties agree as follows:
1.    Definitions. Capitalized terms used but not expressly defined in this Agreement will have the meanings ascribed to them in the Plan. The following capitalized terms as used in this Agreement shall have the meanings set forth below:
“Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events on or following a Change in Control:
(i)a material diminution in the Participant’s authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, inadvertent and immaterial action taken in good faith and that is remedied promptly after receipt of notice thereof given by the Participant;
(ii)a material reduction in the Participant’s Base Salary or target short-term incentive award opportunity;
(iii)a requirement imposed by the Company or its Affiliate that the Participant be based at any office or location that is more than 50 miles from the office or location where the Participant was employed immediately preceding the Change in Control;
(iv)a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits to which the Participant was entitled immediately prior to a Change in Control with the result that the Participant’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees;
(v)the failure to obtain a satisfactory agreement from any successor to the Company or any acquiror of any Affiliate or division of the Company to assume and agree to perform the Plan pursuant to Section 9 of this Agreement; and
(vi)    the termination of the Participant’s Award other than as contemplated and permitted by this Agreement, the Plan or any Award Agreement.
A Participant may terminate his or her employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days following the initial occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Participant’s termination will be effective upon the expiration of such cure period. A Participant’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental impairment. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. For the avoidance of doubt, no Participant shall have Good Reason to terminate his or her employment due to the occurrence or non-occurrence of any events prior to a Change in Control.
“Release Condition” means the Participant’s execution, delivery to the Company and non-revocation of a mutual liability release agreement in form and substance determined by the Company (and the expiration of any revocation period contained in such release agreement) within sixty (60) days following the effective date of the Participant’s Termination.

Exhibit 10.5

“Successor” means any person, firm, corporation, or business entity that at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets, stock or business of the Company.
2.    Grants of Awards. Pursuant to the provisions of the Plan, the Company, from time to time in its sole discretion, may grant Awards to the Participant relating to a specified number of RSUs and/or PRSUs that, under certain circumstances and in accordance with the terms hereof, may result in the Participant having the right to acquire shares of Stock (the “Shares”). Each Award will be evidenced by an Award Agreement (also referred to as an “Award Letter”) in the form attached as Exhibit A (with respect to RSUs) and Exhibit B (with respect to PRSUs) (or such other forms as approved by the Company), which sets forth the date of the Award (the “Award Date”), the number of RSUs or PRSUs that are the subject of the Award, the Scheduled Vesting Dates (as defined in Section 3(a) below) for the Award, and the Performance Objectives (for PRSUs) for such Award.
3.    Vesting of Awards.
(a)    Time Based Vesting Conditions. Subject to the terms and conditions of this Agreement, the RSUs and PRSUs shall satisfy the applicable time-based vesting conditions in installments on the date or dates set forth in each Award Letter (each such date, a “Scheduled Vesting Date”), if the Participant remains continuously employed by the Company or an Affiliate of the Company until the applicable Scheduled Vesting Date. Except as otherwise provided in this Agreement, if the Participant experiences a Termination for any reason (except as set forth below) prior to an applicable Scheduled Vesting Date, all RSUs and PRSUs that have not become vested previously in accordance with any Award Letter shall be immediately and irrevocably forfeited.
(b)    Performance-Based Vesting Criteria. The performance-based vesting criteria shall be set forth in an Award Letter for each PRSU. For PRSUs, as soon as practicable following the end of each applicable Performance Period, the Committee shall make a determination of the level of attainment of the Performance Objective. The Committee may, in its sole discretion, adjust any Performance Objective as described in Section 9(f) of the Plan, and such adjustments, if made, shall be applied to determine not only the minimum acceptable level of achievement of the Performance Objective, but all levels of achievement for any Performance Objective specified in any Award Letter (from the minimum to the maximum level of achievement).
(c)    Death or Disability. Notwithstanding Section 3(a), if a Termination occurs by reason of the Participant’s death or Disability, all RSUs and PRSUs associated with any outstanding Award shall immediately vest and settle (after satisfaction of the Release Condition with respect to a termination for Disability) and be delivered to the Participant (or his or her estate) as soon as administratively practicable following such Termination. For purposes of calculating the number of Shares to be delivered in such event based on any Award of PRSUs where the Performance Period has not expired prior to the date of such Termination, the Performance Objective for any outstanding Awards for PRSUs shall be set at the target level (100%) set forth in each Award Letter. In the event that the Termination occurs after the Performance Period for any PRSU Award has expired, the Performance Objective shall be measured in accordance with the terms set forth in the Award Letter and the Award shall vest and settle in full as soon as practicable after the determination of the satisfaction of the Performance Objective.
(d)    Retirement. Notwithstanding Section 3(a), if a Termination occurs by reason of the Participant’s retirement pursuant to and in accordance with the then-current retirement policies of the Company, the Participant will retain a prorated portion of all outstanding Awards through the effective date of retirement (measured in each instance to the first day of the calendar quarter in which the retirement occurs). The proration shall be calculated as follows:
(i)    for RSUs, the proration shall be based on the percentage of time that the Participant was employed beginning on the Award Date and ending on each applicable Scheduled Vesting Date multiplied by the number of RSUs subject to the Award which are scheduled to vest on each applicable Scheduled Vesting Date. For the avoidance of doubt, in the event that there is more than one Scheduled Vesting Date contained in an Award Letter for an RSU, the proration calculation shall be performed separately for each RSU contained therein based on the Scheduled Vesting Date applicable to each such RSU; and
(ii)    for PRSUs, the proration shall be based on the percentage of time that the Participant was employed during the Performance Period (the “Pro Rata Portion”). The actual number of PRSUs that will vest pursuant to this Section 3(d)(ii) will be the product of (i) the Pro Rata Portion, (ii) the number of PRSUs subject to the Award and (iii) the applicable performance percentage applicable to such PRSU (as

Exhibit 10.5

determined pursuant to the terms of the applicable Award Letter) based on the actual achievement of the applicable Performance Objective during the entire Performance Period.
The prorated portion of all RSUs associated with such outstanding Awards shall (after satisfaction of the Release Condition) immediately vest and settle as soon as administratively practicable following such Termination. The prorated portion of all PRSUs associated with such outstanding Awards shall vest upon the certification of the applicable Performance Objectives for the applicable Performance Period and shall settle during the calendar year immediately following the calendar year during which the applicable Performance Period ends (with the intention of settling the PRSUs as soon as administrative practicable following the certification of the applicable Performance Objectives); provided, that, if the applicable Performance Objectives have been certified prior to the date on which such Termination occurs, the PRSUs will vest and settle within thirty (30) days following the date on which the applicable Termination occurs.
(e)    After a Change in Control. Notwithstanding Section 3(a), if a Termination occurs after a Change in Control either (i) without Cause and initiated by the Company, or (ii) with Good Reason and initiated by the Participant, all RSUs and PRSUs associated with any outstanding Award shall (after satisfaction of the Release Condition) immediately vest and settle as soon as administratively practicable following such Termination. For purposes of calculating the number of Shares to be delivered in such event based on any Award of PRSUs where the Performance Period has not yet expired, the Performance Objective for any outstanding Awards for PRSUs shall be set at the target level (100%) set forth in each Award Letter. In the event that the Performance Period for any PRSU Award has expired as of the effective date of such Termination, the Performance Objective shall be measured in accordance with the terms herein and the Award shall vest and settle at the same time as if the Termination had not occurred.
4.    Forfeiture of Shares.
(a)    Forfeiture of Shares on Violation of Agreement. If, within one year after Termination, the Participant violates the terms of any release, confidentiality and non-solicitation agreement (including any executed upon Termination between the Company or an Affiliate and the Participant), then in addition to any other remedies available to the Company, the Participant shall be required to return to the Company all Shares or other consideration delivered to the Participant under this Agreement and any Award Letter issued hereunder which were provided to the Participant as a result of the Participant’s Termination and in the twelve (12) months prior to the date of the Participant’s Termination.
(b)    Clawback for PRSUs. The Shares delivered pursuant to an Award of PRSUs are subject to recovery by the Company in the circumstances and manner provided in any Incentive-Based Compensation Recovery Policy that may be adopted or implemented by the Company and in effect from time to time after the date hereof, and the Participant shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of this Agreement, the term “Incentive-Based Compensation Recovery Policy” means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company.
5.    Settlement of Awards. Except as otherwise set forth in Sections 3(c), (d) or (e) above or an Award Letter, within thirty (30) days following the applicable Scheduled Vesting Date for an RSU or PRSU granted hereunder, the Participant shall receive the number of Shares associated with the RSUs and PRSUs covered by and determined in accordance with each Award Letter. With respect to any RSU or PRSU that is settled pursuant to Section 3(c), (d) or (e) above “as soon as administratively practicable following” an event (for example, a Termination), the Participant shall receive the number of Shares associated with the RSUs and PRSUs covered by and determined in accordance with each Award Letter during the period commencing on the date of Termination and ending on the later of (i) December 31st of the calendar year of such Termination, and (ii) the fifteenth (15th) day of the third calendar month following the calendar month of such Termination, with the actual date of delivery determined by the Company in its sole discretion. Notwithstanding anything in this Section 5 to the contrary, the Committee shall have the sole discretion to pay cash equal to the Fair Market Value of the Shares on the Scheduled Vesting Date (or any earlier settlement date as set forth in Section 3 above) that would otherwise be delivered to the Participant.
6.    No Employment or Benefit Guaranty. Neither the execution of this Agreement nor the receipt of an Award Letter (or any modification or amendment thereof), nor the settlement or vesting of any Awards shall be

Exhibit 10.5

construed as giving to the Participant or other person any legal or equitable right against the Company, any Affiliate or the Committee except as expressly provided herein. Under no circumstances shall this Agreement or any Award Letter constitute a contract of employment, nor shall the terms of employment of the Participant be modified or in any way affected hereby. Accordingly, neither execution of this Agreement nor the grant of an Award shall be held or construed to give the Participant a right to be retained in the employ of the Company or any Affiliate.
7.    Nonassignability. Except as specifically allowed by the Committee in writing, an Award shall not be transferable other than by will or the laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), except as provided above an Award may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award contrary to the provisions hereof and the levy of any execution, attachment or similar process upon an Award shall be null and void and without effect.
8.    General. Subject to the provisions of Section 5 with respect to the form of the payment for the settlement of any Award, the Company shall at all times during the term of this Agreement reserve and keep available such number of Shares, as determined by the Committee from time to time, as will be sufficient in the Committee’s good faith determination to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.
9.    Successors. The Company will require any Successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to unconditionally assume all of the obligations of the Company hereunder. In the event that the Committee determines that a Successor will not unconditionally assume all of the Company’s obligations hereunder, the Committee may, in its sole discretion, determine to accelerate the Scheduled Vesting Dates and settlement of (and/or determine in its discretion the Performance Objective measurement for all PRSUs) all Awards granted hereunder as of a date prior to the effective date of any Change in Control (in which event no Participant shall have a cause of action against the Company for a violation of this Section).
10.    No Stockholder Rights. The Participant shall not have any of the rights of a stockholder with respect to the Award Shares resulting from any Award prior to the issuance of Stock, if any, to the Participant on the Scheduled Vesting Date. Notwithstanding the foregoing, with respect to any Award granted hereunder, the Participant shall receive delivery of cash equal to the amount of the aggregate cash dividends (without interest), if any, that the Participant did not receive but would have received if, for the period beginning on the Award Date and ending on the applicable settlement date, the Participant had owned all of the Shares delivered (or that would have been delivered in the case of a cash payment) to the Participant on the applicable settlement date.
11.    The Plan. The terms and provisions set forth in the Plan are incorporated herein by reference as if they were set forth herein; provided, however, that in the event of a direct conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall govern. Reference to provisions of the Plan are to such provisions as they shall be subsequently amended or renumbered; provided that no amendment to the Plan which adversely affects an Award shall be effective as to that Award without the written consent of the Participant. The Participant acknowledges that a current version of the Plan is available on the Company’s intranet site, and the Company agrees to supply to the Participant a paper copy of the current version of the Plan upon the Participant’s request.
12.    Withholding.
(a)     As a condition to the issuance of any Shares or other consideration delivered hereunder in connection with the grant, vesting or settlement of any Award, the Participant (or his or her estate, in the event of the Participant’s death) shall be required to pay all withholding taxes required to be collected by the Company under federal, state, local, or foreign law (“Withholding Taxes”) pursuant to the procedures and processes set forth in subsection (b) or subsection (c) below. The Company shall be responsible for the determination of the amount of any Withholding Taxes based on the value of the consideration delivered to the Participant hereunder. The Company reserves the right to change its method with respect to the Participant for the collection of Withholding Taxes that may be owed by the Participant at any time in its sole discretion, upon notice to the Participant, which notice may be written or electronic notice.

Exhibit 10.5

(b)    By the execution of this Agreement, the Participant hereby irrevocably instructs the Company and a broker of the Company’s choosing, to sell on behalf of the Participant at the “market price,” that number of Shares issuable upon satisfaction of the terms and conditions set forth in this Agreement, as are required to generate sufficient funds to equal the Withholding Taxes required to be paid by the Participant pursuant to this Section 12, whenever the consideration is delivered by the Company in the form of Shares, or to withhold a portion of the consideration issuable pursuant to this Agreement whenever the consideration is delivered by the Company in a form other than Shares; provided that if consideration is delivered by the Company in part in the form of Shares and in part in a form other than Shares, the Withholding Taxes shall be withheld or the Shares sold, as applicable, ratably from each form of consideration. The Participant represents to the Company and the broker that the Participant is entering into this Agreement in good faith and not as part of a plan or scheme to evade prohibitions against trading securities while in possession of material non-public information. The Participant shall have no ability to modify these instructions other than by the proper execution and timely delivery to the Company’s stock plan administrator of a Withholding Taxes Cash Payment Notification pursuant to subsection (e) below.
(c)    Notwithstanding anything herein to the contrary, in the sole discretion of the Company, the Shares to be sold to cover the Participant’s Withholding Taxes pursuant to this Section may be retained by the Company, in which case the Company will satisfy the Withholding Taxes from the Company’s available cash.
(d)    It is the Participant’s intention that these provisions comply with the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.
(e)    Notwithstanding anything above to the contrary, the Company, in its sole discretion, may permit the Participant to pay any or all Withholding Taxes in cash or cash equivalents, but only if the Company has received a properly executed and delivered Withholding Taxes Cash Payment Notification from the Participant no less than ninety (90) days prior to the Scheduled Vesting Date of any Award issued under this Agreement, which Withholding Taxes Cash Payment Notification shall require, among other things, that the Participant represent and warrant to the Company that on the date of delivery of such Withholding Taxes Cash Payment Notification, the Participant is not in possession of material non-public information regarding the business or financial condition of the Company and its subsidiaries. To the extent that the Participant elects to pay the Withholding Taxes in cash or cash equivalents in accordance with the immediately preceding sentence, such payment must be received by the Company’s stock plan administrator no later than one (1) Business Day after the Settlement Date of any Award that is the subject of the Withholding Taxes Cash Payment Notification. By executing this Agreement, the Participant authorizes the Company and its Affiliates to withhold such amounts from any amounts otherwise owed to the Participant to satisfy any applicable Withholding Taxes.
13.    Code Section 409A. To the extent applicable, and notwithstanding anything herein to the contrary, this Agreement and the Awards granted hereunder shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding anything herein to the contrary, (i) if the Participant is a “specified employee” (as defined in Section 409A of the Code), Shares deliverable or amounts otherwise payable hereunder as a result of the Participant’s Termination shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code and (ii) each delivery of Shares or payment in a series of deliveries or payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. While each Award is intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code). To the extent that any Award constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any settlement of the Award otherwise scheduled to occur prior to the sixtieth (60th) day following the Participant’s Termination hereunder, but for the Release Condition, shall not be made until the sixtieth (60th) day.
14.    Exempt 162(m) Treatment. If an Award is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, such Award shall be construed accordingly.
15.    Plan, Agreement and Award Letters Govern. Although any information sent to or made available to the Participant concerning the Plan and this Agreement is intended to be an accurate summary of the terms and conditions of any Award, this Agreement, the Plan and the Award Letters are the authoritative documents governing

Exhibit 10.5

the Award and any inconsistency between the Agreement, the Plan and the Award Letter, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement, the Plan and the Award Letter.
LEVEL 3 COMMUNICATIONS, INC.                [Name of Participant]
(“Company”)                            (“Participant”)

By:____________________________            By:_______________________
Title:___________________________EXHIBIT A
Form of RSU Award Letter
Personal & Confidential
[DATE]
[NAME]
[ADDRESS]
Dear [FIRST NAME]:
This Award Letter is delivered to you (the “Participant) pursuant to the Restricted Stock Unit and Performance Unit Master Award Agreement (the “Master Agreement”) dated as of ________________, as well as the Plan (as defined in the Master Agreement).
The terms and conditions of this Award are set forth below and in the Master Agreement and the Plan, the provisions of which are incorporated herein by reference.
A.    The date of grant of this Award is __________ (the “Award Date”).

B.	The number of RSUs subject to this Award is _________.

C.	The Scheduled Vesting Date(s) for this Award are:

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

PARTICIPANT:

Exhibit 10.5

EXHIBIT B
Form of PRSU Award Letter
Personal & Confidential
[DATE]
[NAME]
[ADDRESS]
Dear [FIRST NAME]:
This Award Letter is delivered to you (the “Participant) pursuant to the Amended and Restated Restricted Stock Unit and Performance Unit Master Award Agreement (the “Master Agreement”) dated as of ________________, as well as the Plan (as defined in the Master Agreement).
The terms and conditions of this Award are set forth below and in the Master Agreement and the Plan, the provisions of which are incorporated herein by reference.
A.    The date of grant of this Award is __________ (the “Award Date”).

B.	The number of PRSUs subject to this Award is _________.

C.	The Scheduled Vesting Date(s) for this Award are:
[To be determined by the Committee for each Award Letter]

D.	The Performance Period begins on ________________ and ends on ______________________.
E.    The Performance Objective:
[To be determined by the Committee for each Award Letter]

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

PARTICIPANT: